COMERICA BANK
MC 6595, PO BOX 650282, DALLAS, TX 75265-0282
8850 BOEDEKER STREET, 4TH FL., DALLAS, TX 75225

CONFIDENTIAL

June 14th, 2017

Ashford, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Jeremy Welter,

We are pleased to inform you that based on the information you have provided to Comerica Bank and our analysis, we have approved internally a total of $18,000,000 in financing for Ashford, Inc. to purchase J&S Audio Visual Communications. The proposed terms and conditions of the financing are set forth for your review on the attached Commitment Term Sheet.

If the foregoing and the terms and conditions set forth in the Financing Commitment accurately reflect your understanding, please execute this letter and return the original copy. This letter expires on June ~~23rd~~ 30th JW, 2017 if not signed and returned to Comerica Bank. Ashford, Inc. agrees to reimburse Comerica Bank for any and all costs associated with the preparation and enforcement of any loan documentation, whether or not the proposed loan transaction is consummated.

We look forward to bringing our substantial resources to bear to assist you in achieving your financial goals. It has been our sincere pleasure to continue to provide financing for J&S Audio Visual Communications and we look forward to continuing to develop our relationship with Ashford. If you should have any questions, please call me at (214) 890-5130. We look forward to hearing from you soon.

Sincerely,

Julie Brandenburg
Corporate Banking Representative
Comerica Middle Market Banking

Corey Bailey
Senior Vice President/Group Manager
Comerica Middle Market Banking

ACCEPTED BY:

Ashford, Inc.
By: ____________________
Its: EVP Asset Management
Attachment

$18,000,000 in Senior Credit Facilities

Presented to

ASHFORD

For the Acquisition of

JSAV
J&S Audio Visual

By

Comerica Bank

June 14th, 2017

Julie Brandenburg
Corporate Banking Representative
Middle Market Banking
(214) 890-5130
jmbrandenburg@comerica.com

Corey Bailey
SVP, Group Manager
Middle Market Banking
(214) 890-5169
crbailey@comerica.com

AS A CONDITION TO FUNDING THIS CREDIT FACILITY, COMERICA MUST BE PROVIDED WITH ALL DOCUMENTS AND INFORMATION REQUIRED BY COMERICA IN FORM AND SUBSTANCE SATISFACTORY TO COMERICA. A FURTHER CONDITION OF ADVANCING UNDER THIS CREDIT FACILITY IS COMERICA'S CONTINUED SATISFACTION WITH BORROWER'S, GUARANTOR'S, OR ANY PLEDGOR'S FINANCIAL CONDITION, OPERATIONS, AND ECONOMIC ENVIRONMENT WHICH MAY BE REVIEWED BY COMERICA AT ANY TIME

ASHFORD

Comerica Bank

CONFIDENTIAL FINANCING PROPOSAL
J & S Audio Visual Communications
June 14th , 2017

All Facilities:

Lender:	Comerica Bank ("Comerica" or "Bank")
Borrower:	J & S Audio Visual Communications (Entity to be formed or Newco) including J&S Audio Visual Communications, J& S Audio Visual Mexico S. de R.L., J&S Audio Visual Dominican Republic L.P. (or the "Borrower".)
Guarantor(s):	J & S Audio Visual Communications (Entity to be formed or Newco) including J&S Audio Visual Communications, J& S Audio Visual Mexico S. de R.L., J&S Audio Visual Dominican Republic L.P. (or the "Borrower".)
Purpose:	Finance the acquisition of J&S Audio Visual Communications by Ashford, Inc., provide working capital and equipment financing.
Collateral:	First perfected security interest on all tangible and intangible assets now owned, and hereafter created or acquired by the Borrower and its significant domestic subsidiaries, including but not limited to all accounts, notes, and contracts receivable, inventory, machinery and equipment, real estate, intellectual property and general intangibles. First perfected pledge of 100% of the equity interests of all domestic subsidiaries (existing & future, direct and indirect) of the Borrower, as well as 100% of the equity interests of significant foreign subsidiaries and affiliates which are treated as disregarded entities for U.S. tax purposes and 65% of the equity interests of other significant foreign subsidiaries and affiliates (subject to Section 956 of the Internal Revenue Code). Negative pledge on all unencumbered assets. Notwithstanding the foregoing, Borrower shall not be prohibited from selling inventory or assets in the ordinary course of business. No further negative pledges to be given without consent of the Lender. Cross-pledged and cross-defaulted with any other Comerica debt of Borrower, Guarantor, and its Subsidiaries
Cash Management and Loan Management System:	On or before 90 days after closing, all operating accounts and treasury management services to be maintained with Lender. A condition to Lender making the loan and/or credit facilities set forth herein to Borrower, Borrower shall be required to utilize and maintain Comerica's Loan Management System. Loan information, advances, payments and, if applicable, interest rate options shall be requested using the Loan Management System, which is accessed through the Comerica Business Connect portal. Fees for Comerica's Loan Management System will be applicable and will be determined and communicated at the time of Borrower's setup of the Loan Management System.
Borrowing Rate Options:	Advances under all Facilities shall include a LIBOR-based Rate and a Daily Adjusting LIBOR-based Rate option plus the Applicable Margin. (See attached Schedule A for Applicable Margin on all Facilities) **LIBOR-based Rate:** 30, 60, 90-day LIBOR **Daily Adjusting LIBOR-based Rate:** 30 day LIBOR, reset daily
Interest Rate & Fees:	See Schedule A

AS A CONDITION TO FUNDING THIS CREDIT FACILITY, COMERICA MUST BE PROVIDED WITH ALL DOCUMENTS AND INFORMATION REQUIRED BY COMERICA IN FORM AND SUBSTANCE SATISFACTORY TO COMERICA. A FURTHER CONDITION OF ADVANCING UNDER THIS CREDIT FACILITY IS COMERICA'S CONTINUED SATISFACTION WITH BORROWER'S, GUARANTOR'S, OR ANY PLEDGOR'S FINANCIAL CONDITION, OPERATIONS, AND ECONOMIC ENVIRONMENT WHICH MAY BE REVIEWED BY COMERICA AT ANY TIME

Facility 1:	**$12,000,000 Senior Term Loan to finance the acquisition of J & S Audio Visual Communications by Ashford, Inc.**
Maturity:	See Schedule A
Amortization:	Amortized on a 10 year straight-line basis. Payable in equal monthly principal payments plus accrued interest,
Excess Cash Flow Recapture::	Annual Payments of 50% Excess Cash Flow when ratio of Senior Leverage to Consolidated EBITDA is above 2.375x, otherwise 25%. Excess Cash Flow to be defined as: EBITDA less Taxes, less scheduled principal payments on senior debt, less cash Interest Expense, less unfinanced CAPEX, less capital lease obligations all for the prior fiscal year. Excess Cash Flow payments to occur within 45 days of applicable year end.
Facility 2:	**$3,000,000 Senior Secured Revolving Line of Credit**
Unused Commitment Fee:	See Schedule A
Maturity:	Five (5) years from the effective date of close
Amortization:	Interest only payments, due monthly; outstanding principal due upon maturity
Borrowing Formula:	The aggregate amount of loans outstanding under Facility 2 shall not at any time exceed the lesser of a) the Borrowing Base or b) Facility 2 amount. The Borrowing base will be calculated as the sum of: 1) 85% of eligible Accounts Receivable of account debtors, Advances on foreign receivables will not be capped, unless foreign receivables as a ratio of total receivables exceeds 55%, in which case Borrower and Lender will negotiate a mutually beneficial solution for the bank and the borrower. (Accounts more than 90 days past invoice date, amounts due from affiliates (except Ashford hotels as evidenced in an arms-length transaction), retainage, discounts, and other standard ineligible accounts shall be excluded), and 2) 60% of eligible **new** Inventory. Inventory advances capped at the greater of $1,500,000 or 50% of the borrowing base.
Mandatory Prepayments:	Facility 2 subject to the Borrowing Base formula above, which determines mandatory principal payments.
Facility 3	**$3,000,000 Equipment Specific Advance Facility**
Unused Commitment Fee:	See Schedule A
Draw Period:	Five (5) years from the effective date of close
Minimum Draw Amount:	$50,000
Advance Formula:	Advancing up to 100% of the hard costs of purchased equipment.
Conversion:	Draws will convert to term loans at the earlier of each 6 month anniversary from the closing date, or when amounts drawn total $250,000 or greater.
Amortization:	Five-year amortization; Payable in equal monthly principal payments plus accrued interest with principal due at maturity.

Term Loans Maturity Date: Five (5) years from the effective date of close.

All Facilities:

Documentation: The Facilities will be evidenced by a credit agreement (the "Credit Agreement"), notes, legal opinions, and other legal documentation (collectively, together with the Credit Agreement, the "Loan Documents") mutually satisfactory to the Borrower and Comerica

Conditions Precedent: The Credit Agreement will contain customary conditions to each loan (including absence of default or unmatured default, absence of material litigation and lack of material adverse change from the Borrowers' financial condition and operations as reflected in the Borrowers' consolidated financial statements delivered at closing and dated not more than 45 days from the date of closing). Additional conditions precedent to new loans will include, without limitation

- Delivery of satisfactory loan and other closing documents, including but not limited to the Credit Agreement, appropriate security agreements, resolutions, ownership and capital structure, good standing certificates and incumbency certificates.
- Satisfactory Background Checks on ownership and key management.
- Satisfactory receipt and review of Lien Searches.
- Satisfactory receipt and review of an Asset Appraisal
- Satisfactory receipt and review of landlord waivers for Houston, San Antonio, and Denver warehouse locations, and JS Royal Lane lease.
- Satisfactory modification and resolution of Corporate Guarantee on JS Royal Lane Commercial Real Estate Mortgage.
- Satisfactory receipt and review of integration plan with financial management.
- Minimum 20% Borrowing Base Availability at closing.
- **Acquisition approximates transaction sources and uses on page 8.**
- **Receipt and Review of put/call agreement.**

Controls & Reporting Requirements:

- Annual Audited financial statements of Borrower within 120 days of year-end.
- Quarterly Consolidated Covenant Compliance Certificates within 30 days of quarter-end.
- Monthly Consolidated Company-prepared financial statements within 30 days of month-end.
- Monthly Accounts Receivable Agings and Accounts Payable Agings, Inventory Reports and. Rental listings and Borrowing Base Reports within 30 days of month-end.
- Semi-Annual Accounts Receivable and Inventory Audit conducted by the Bank.
- Operating accounts to be held at Comerica, with receipts to be directed to main operating account.

Covenants: Usual and customary for transactions of this type, to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers and acquisitions, consolidations and sales of assets; (ix) limitations on incurrence of debt with customary allowances up to reasonable thresholds agreed to by the parties; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) limitations on intercompany loan transactions with affiliates and (xiii) limitations on the change of ownership or key management (except contemplated put/call rights in which Ashford Inc. and Affiliates remain the majority owner). For the avoidance of doubt, the Borrower and/or Guarantor may make distributions to its shareholders during the term of any of the loans herein, provided such distributions do not result in a breach of the aforementioned financial covenants and 20% liquidity available on Facility 2.

Financial Covenants: The Credit Agreement will contain certain Financial Covenants, which shall be calculated on a consolidated basis and include the following:

- **Minimum Total Fixed Charge Coverage Ratio – Pre-distributions** **1.20x**

  Definition:
  The ratio of (a) EBITDA less tax distributions or other taxes paid in cash *to* (b) the sum of (i) current maturities of long term indebtedness (including without limitation, capital lease obligations), plus (ii) cash interest expense.

- **Minimum Total Fixed Charge Coverage Ratio – Post-distributions** **1.10x**

  Definition:
  The ratio of (a) EBITDA less (i) tax distributions or other taxes paid in cash and (ii) distributions to shareholders *to* (b) the sum of (i) current maturities of long term indebtedness (including without limitation, capital lease obligations), plus (ii) cash interest expense.

  EBITDA shall be defined as the sum of Borrower's (a) pre-tax income, (b) interest expense, plus (c) depreciation expense and amortization expense, (d) non-recurring expenses incurred in connection with the proposed Transaction, (e) fully subordinated Management Fees, and (f) amortization of hotel / convention signing fees.

- **Maximum Total Funded Debt to EBITDA Ratio** **2.75x**

  Definition:
  The ratio of (a) total funded debt (defined as all indebtedness for borrowed money including subordinated debt (as applicable), capital leases, and contingent liabilities including letters of credit) to (b) EBITDA

- **Maximum TTM Capital Expenditures** **$6,000,000**

- **Other standard limitations apply.**

Mandatory Reductions:	Mandatory reduction shall be required based on 100% of the net proceeds from the issuance of Permitted Indebtedness (excluding capital leases), 100% of the net proceeds of the permitted sale of assets other than in ordinary course of business, and 50% of the net proceeds from the public or private issuance of equity interests. Such proceeds shall first be applied to Term Loan in the inverse order of maturity. Once the Term Loan is fully repaid, additional proceeds shall be applied to reduce borrowings under the Revolver.
Events of Default:	Customary in credit agreements of this nature, including but not limited to the following: **1.** Failure to pay any interest, principal, or fees payable under the Agreement when due. **2.** Failure to meet covenants. **3.** Representations or warranties false in any material respect when made. **4.** Cross default to other indebtedness of the Borrower, any subsidiaries, or guarantors, including any subordinated debt. **5.** Change of management, ownership or control (except contemplated put/call rights). **6.** Other usual defaults with respect to the Borrower, any subsidiaries, or guarantors, including but not limited to insolvency, bankruptcy, ERISA and judgment defaults.
Indemnification & Expenses:	Borrower and Guarantor(s) will indemnify Lender, including but not limited to, following any event of default, against all losses, liabilities, claims and damages relating to the loans, the Borrower's use of loan proceeds or the commitments, including reasonable attorney's fees, except as such result from the indemnitee's gross negligence or willful misconduct. Borrower agrees to pay all costs, expenses, and fees (including asset audits, appraisals, and assessments; and reasonable attorney's fees) incurred by Lender in connection with the negotiation, preparation, and documentation of this credit facility. Borrower consents to pay such expenses whether or not this transaction is consummated
Other:	This commitment letter is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties, and other provisions, which would be contained in definitive legal documentation for the facilities contemplated hereby.
Governing Law:	State of Texas

SCHEDULE A

CREDIT FACILTY RATES, FEES, GUARANTORS & OTHER

Borrowing Rate Options:	LIBOR-based Rate or the Daily Adjusting LIBOR-based Rate plus the Applicable Margin
Prepayments:	Daily Adjusting LIBOR-based Rate advances may be prepaid on same day notices without premium or penalty Fixed LIBOR-based advances are subject to standard penalty and reimbursement of Lender's breakage and redeployment costs if repaid before of the end of the respective Interest Period
Interest Rate Protection Agreement:	Borrower shall be required to enter into an interest rate protection contract(s) for interest rate management purposes satisfactory to the Lender, which agreements shall provide coverage in an amount equal to at least 50% of the floating rate outstanding's, Rates are subject to market fluctuation.
Applicable Margin:	LIBOR + 325 bps
Upfront Fee:	50 bps or $90,000 due and payable at closing
Unused Commitment Fee:	0.25% per annum to be paid quarterly in arrears based on the unused portion of Facility 2 and Facility 3.

SCHEDULE B

ESTIMATED TRANSACTION SOURCES & USES

SOURCES		USES	
RLOC $3mm	$ -	Cash to Seller	$ 18,421
CMA Term	12,000	Transaction Costs	675
CMA $3mm Equipment SAF	-	Rollover Equity	4,080
Rollover Equity	4,080	Ashford Common Stock	5,000
Ashford Stock	5,000	Refinance Existing Debt	5,000
Ashford Cash	12,096		-
	$ 33,175		$ 33,175

** Table is an estimate, actual may vary.*